Exhibit 99.1
NEWS RELEASE

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (Feb. 21, 2008)
MALLORY APPOINTED PRESIDENT AND CEO OF MICHAEL BAKER CORPORATION
     PITTSBURGH — Bradley L. Mallory has been appointed president, chief executive officer and a member of the Board of Directors of Michael Baker Corporation (Amex:BKR), effective February 21, 2008.
     Mallory, 55, will succeed Richard L. Shaw, who is retiring as chief executive officer after having served in that position since September 2006. Shaw will remain chairman of the Board as well as chairman of the Board’s Executive Committee.
     Mallory has been chief operating officer of Baker since October 2007. He has realigned the company’s Engineering business segment in order to make it more efficient and focused on the clients and markets that Baker serves. In addition, he has put in place a business strategy for Engineering aimed at achieving organic and acquisition growth, as well as improved profitability.
     “Brad will be an excellent CEO,” Shaw said. “We conducted a national search to fill this important position and we were fortunate to have someone of Brad’s character, experience and leadership abilities already within the Baker organization. In a very short time, Brad has developed a cohesive leadership team and strategy for the organization that will serve the company and our various stakeholders well as we focus our collective efforts on growing our core engineering business.”
     “I appreciate the confidence and support the Board has placed in me with this appointment,” Mallory said. “Baker is an exceptional organization with an outstanding reputation in the engineering business. Working together with all of our fine people throughout the world, I look forward to taking the company to a new level of professional and financial success.”
     Mallory joined Baker in March 2003 as a senior vice president. Later that year, he was named president of the Engineering business segment and served in that capacity until he was appointed chief operating officer. He came to Baker following more than 20 years of experience in transportation and related fields with the Pennsylvania Department of Transportation, including serving as the Department Secretary from 1995 until his retirement in early 2003. During his tenure, he increased customer satisfaction levels, delivered record levels of major construction projects on time and on budget for five consecutive years, and led efforts nationally to streamline the project delivery process.
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ADD ONE — MALLORY ELECTED PRESIDENT AND CEO
     Mallory is a past president of the American Association of State Highway and Transportation Officials. He has also served on the Executive Committee of the Transportation Research Board and as Chairman of the Pennsylvania Turnpike Commission. In 2002, he received the first Environmental Statesmanship Award from the Federal Highway Administration, a Special Recognition Award from the Delaware Valley Regional Planning Commission, and the Millennium Award from the Greater Valley Forge Transportation Management Association.
     Mallory holds a B.A. Degree from Dickinson College, and a J.D. Degree from the Dickinson School of Law.
     Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients’ most complex challenges worldwide. The firm’s primary business areas are aviation, environmental, facilities, geospatial information technologies, pipelines and utilities, transportation, water/wastewater, and oil & gas. With more than 4,000 employees in over 50 offices across the United States and internationally, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.
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